SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                  Schedule 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 4) *

                          Amwest Insurance Group, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 Par Value
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                         (Title of Class of Securities)

                                    032345100
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                                 (CUSIP Number)


           Check the following box if a fee is being paid with the statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                         (Continued on following pages)

                                Page 1 of 5 Pages

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           * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  032345100                  13G              Pa ge    2  of 5 Pages

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     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                        Savage Diversified, Inc.


                        95-4000549


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                                                                        ----
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *    (a)
                                                                        ----

                                                                        ----
                                                                   (b)   X
                                                                        ----

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     3       SEC USE ONLY


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     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States of America

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                             5      SOLE VOTING POWER


                        -------------------------------------------------------
                        -------------------------------------------------------
       NUMBER OF             6      SHARED VOTING POWER
        SHARES                                 766,525
     BENEFICIALLY
                        -------------------------------------------------------
                        -------------------------------------------------------
       OWNED BY              7      SOLE DISPOSITIVE POWER
    EACH REPORTING

      PERSON WITH
                        -------------------------------------------------------
                        -------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                               766,525


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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        766,525
                         shares

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     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES *
                                                                          ----

                                                                          ----

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     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        19.6


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     12      TYPE OF REPORTING PERSON *
                        OO

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Item 1.     Name of Issuer:

            Amwest Insurance Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            5230 Las Virgenes Road
            Calabasas, California  91302

Item 2(a).  Name of Person Filing:

            Savage Diversified, Inc.

Item 2(b).  Address of Principal Business Office:

            5230 Las Virgenes Road
            Calabasas, California  91302

Item 2(c).  Citizenship or Place of Organization:

            California

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

            032345100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is:

            Not applicable

Item 4.     Ownership:

           (a)    Amount Beneficially Owned:

                  766,525 shares

           (b) Percent of Class:

                  19.6%






                                Page 3 of 5 Pages

           (c) Number of shares to which such person has:

  (i)   sole power to vote or to direct the vote:       None
  (ii)  shared power to vote or to direct the vote:     766,525 shares
  (iii) sole power to dispose or to direct the disposition of:    None
  (iv)  shared power to dispose or to direct the disposition of : 766,525 shares

Item 5.    Ownership of Five Percent or Less of a Class:

           Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           All of the voting stock of the Reporting Person is owned by Savage Family Trust (the "Trust"), which owns directly 138,901 shares of the Issuer's Common Stock. Richard H. Savage, as Trustee of the Trust, beneficially owns 907,487 shares of the Issuer's Common Stock and has sole voting power of the Trust.

Item 7. Identification and Classification of a Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not applicable

Item 8.    Identification and Classification of Members of the Group:

           Not applicable

Item 9.    Notice of Dissolution of Group:

           Not applicable

Item 10.   Certification:

           Not applicable
















                                Page 4 of 5 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 4, 1999



                                   /s/ RICHARD H. SAVAGE
                                   ---------------------------------

                                      Richard H. Savage
                                      Chairman of the Board
                                      Savage Diversified, Inc.


































                                Page 5 of 5 Pages